UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On January 8, 2025, Air Products and Chemicals, Inc. issued the following press release and posted the same to its websites, https://www.voteairproducts.com/ and https://www.airproducts.com/:

Air Products Board of Directors Issues Response to Mantle Ridge

LEHIGH VALLEY, PA (January 8, 2025) – Air Products’ (NYSE:APD) Board of Directors today issued the following statement in response to Mantle Ridge’s Shareholder letter, issued today:

Mantle Ridge is proposing that Air Products be controlled by Mantle Ridge’s hand-picked candidates for CEO and Chairman. This should be troubling to all Air Products shareholders for the following reasons:

•

Mantle Ridge Chairman nominee Dennis Reilley has not held a management position in 18 years and would be coming into a company and industry that have undergone tremendous change in the last two decades, thereby rendering any “experience” that he has as stale.

•

Mantle Ridge’s choice for CEO is Eduardo Menezes, who has never been a public company CEO, only had responsibility for one region when he worked at Linde, and, as acknowledged by Mantle Ridge, was passed over for CEO at Linde.

•

Mantle Ridge apparently has so little confidence in Mr. Menezes that it did not nominate him as a candidate for the Board and evidently believes he would only succeed if he were paired with Mr. Reilley.

•

Mantle Ridge has made outlandish claims that Messrs. Reilley and Menezes are responsible for Linde’s total shareholder return between 2000 and 2024; however, Mr. Reilley left Linde in 2007, and Mr. Menezes left Linde in 2021, and only ran part of the business for part of that time.

•

Mantle Ridge’s substandard slate also includes two other nominees, Tracy McKibben and Andrew Evans, whose credentials pale in comparison to the experience of current Board directors and are inferior to the backgrounds of Air Products’ new independent director candidates, Bhavesh V. (“Bob”) Patel and Alfred Stern, seasoned executives with experience leading major publicly listed industrial companies. Ms. McKibben’s energy experience stems largely from running what appears to be her own small investment and consulting firm, while Mr. Evans’ industry experience has been limited to the U.S.

•

Notably, Mantle Ridge promises to bring the “highest ethical standards” to Air Products when Mr. Reilley, their candidate for Chair and half of the so-called “Dream Team,” is alleged to have leaked confidential information from three public company boards while a member of those boards to a neighbor, who testified to this under oath, leading to a widely reported insider trading scandal. A leading reporter said this behavior “will be disqualifying in many investors’ eyes, and it’s hard to see how Mantle Ridge – which says it knew about the allegations before it nominated Reilley – got comfortable”[1]. Based on this alleged conduct, the Air Products Board believes Mr. Reilley should never again sit on a public company board.

•

Air Products’ Board thoroughly vetted Mantle Ridge’s director nominees, with the assistance of a leading national search firm, and both the Board and the firm found them to be inferior to our current directors and our two new nominees, Bhavesh V. (“Bob”) Patel and Alfred Stern.

•	The fact remains that Air Products, under its current Board and Mr. Ghasemi’s leadership, has created $44 billion of shareholder value[2] and an 11% Adjusted EPS CAGR since 2014[3].

[1]	Liz Hoffman, Semafor, December 13, 2024
[2]	Based on $25.2B market capitalization on June 30, 2014 (one day prior to Mr. Ghasemi’s first day as CEO) and December 13, 2024
[3]	Non-GAAP financial measure. Visit investors.airproducts.com for reconciliation

•

With Air Products shareholders supporting our nominations of Mr. Patel and Mr. Stern at the 2025 Annual Meeting, six out of nine Directors will have been first elected in the last five years. This new Board will oversee a rigorous CEO succession process already underway and has committed to providing an announcement of a new President and related timeline for CEO succession no later than March 31, 2025.

The Air Products Board strongly urges shareholders to vote their shares “FOR” ONLY Air Products’ nominees. Please discard any blue proxy card received from Mantle Ridge.

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of about $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what’s possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

Non-GAAP Financial Measures

This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted EPS and adjusted EBITDA margin. On our website, at investors.airproducts.com, we have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This communication contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com

Mun Shieh, tel: (610) 481-2951; shiehmh@airproducts.com